February 12, 2026

Exhibit 19.1

ATIONAL CINEMEDIA, INC.

NATIONAL CINEMEDIA, LLC

INSIDER TRADING POLICY

Purpose

The purpose of this Insider Trading Policy (the “Policy”) is to assure compliance with laws prohibiting “insider trading,” to help protect National CineMedia, Inc. and National CineMedia, LLC and their employees from serious liability and penalties that can result from violation of such laws, and to avoid the appearance of impropriety and resulting damage to our reputation for integrity and ethical conduct. To those ends, this Policy provides guidelines with respect to transactions in the securities of National CineMedia, Inc., National CineMedia, LLC and the companies with which they do business. This Policy also provides guidelines with respect to the handling of confidential information.

In this Policy, we refer to National CineMedia, Inc. as “NCM, Inc.,” National CineMedia, LLC as “NCM LLC,” and National CineMedia, Inc. and National CineMedia, LLC together as the “Company.”

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Securities (defined below) while in possession of Material Nonpublic Information (defined below). Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences.”

Administration of the Policy

The Chief Legal Officer and Chief Financial Officer shall administer this policy. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer and Chief Financial Officer.

Definitions

Directors— Directors of NCM, Inc.

Employees— Employees and Officers of, as well as consultants or contractors to, NCM, Inc. or NCM LLC, and any employees of consultants or contractors.

Material— Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell Securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. See “Examples of Material Nonpublic Information” below.

Material Nonpublic Information — Information concerning the Company that is both Material and Nonpublic, or other companies when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company.

Nonpublic— Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it was included in the Company’s filings with the Securities and Exchange Commission or in a press release issued by the Company or otherwise widely disseminated to the investing public. Information is considered public one full business day after its public release. If, for example, the Company were to make an announcement before Nasdaq opens on a Monday, no Employee or Director may Trade in Securities until Tuesday. If the Company were to make an announcement during or after Nasdaq’s market hours on a Monday, no Employee or Director may Trade in Securities until Wednesday.

Officers— Officers of NCM, Inc. or NCM LLC.

Securities — Equity, debt or convertible securities of NCM, Inc. or NCM LLC and put or call options or other derivative securities, the value and characteristics of which depend, in part or in whole, on the value and characteristics of the securities of NCM, Inc. or NCM LLC.

Trade or Trading— Buying or selling, or placing an order to buy or sell Securities either now or in the future, including through cashless exercise of stock options where shares are sold to pay the exercise price.

Policy

1.
Trading in Securities by Employees or Directors

Insider Trading. Employees or Directors may not:

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purchase or sell Securities while in possession of Material Nonpublic Information; or
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Trade in Securities from the time that they learn of Material Nonpublic Information until one full business day after any Material Nonpublic Information regarding the Company is released to the public.

This prohibition includes:

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purchases or sales of Securities by members of the Employee’s household;

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purchases or sales of Securities by family members who do not live in the Employee’s household but whose transactions in Securities are influenced or controlled by such Employee; and
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purchases or sales of Securities by entities controlled by the Employee (corporations, partnerships, trusts, etc.).

The prohibition on Trading while in possession of Material Nonpublic Information continues for as long as any information the Employee has is both Material and Nonpublic – and can continue even after the Employee’s employment or engagement with the Company has terminated.

Tipping. Employees or Directors may not disclose Material Nonpublic Information regarding the Company to other Employees or outside parties (except in each case on a need to know basis), or to family members. This is to assure that no Employee becomes a “tipper,” liable for the Trading of his or her “tippee.”

Family Members. All Employees and Directors must instruct (i) their household members and (ii) any family members who do not live in the Employee’s household but whose transactions in Securities are influenced or controlled by the Employee to observe the above rules and take all reasonable precautions to assure such observance.

Pre-Clearance. All Designated Persons are required to pre-clear any Trading in Securities by written request to Financial Reporting. Approval or rejection should be communicated within 72 hours of the request and if approved, the Trade must be completed within five trading days, except in the case of a limit order.

Gifts. The restrictions on Trading in Securities set out in this Policy may apply equally to gifts of Securities, so Employees and Directors must pre-clear proposed gifts with the Chief Legal Officer and Chief Financial Officer of the Company before the gift is made.

Options, Derivatives and Short Sales. Neither Employees nor Directors may engage in transactions in options, puts, calls or other derivative Securities with respect to Securities or sell short Securities.

Margin Accounts and Pledged Securities. Neither Employees nor Directors may keep Securities in a margin account and may not use Securities as collateral for a loan.

Hedging Transactions. Neither Employees nor Directors may, directly or indirectly through a designee, purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in market value of Securities.

2.
Additional Restrictions for Officers, Directors and Other Designated Persons

All Officers, Directors and other persons so identified by the Chief Legal Officer and Chief Financial Officer of the Company are “Designated Persons” for purposes of this Policy. From time to time, the Chief Legal Officer and Chief Financial Officer may identify additional

Designated Persons, and the Chief Legal Officer or Chief Financial Officer will notify such persons of their designation.

All Designated Persons must follow the restrictions and guidelines in Part 1. In addition, all Designated Persons will also need to comply with the restrictions and guidelines set forth below:

Blackout Period. No Designated Person may Trade in Securities during the period commencing on the last day of each fiscal quarter and ending after the close of the business day after the public release of earnings for the quarter or fiscal year.

Material Nonpublic Information. Designated Persons are encouraged to Trade only in periods of relative stability for the Company, even when they do not know of Material Nonpublic Information. They should limit their transactions in Securities to periods shortly after all Material Nonpublic Information has been disclosed in a filing or otherwise, but no sooner than one full business day following any disclosure. See “Examples of Material, Nonpublic Information” below. Note that the pre-clearance requirement still applies.

3.
Special Circumstances

At times, the Company may determine that it is prudent to restrict Trading by certain Employees or groups. Special notifications will be provided to applicable individuals.

4.
Transactions Under Company Plans

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option under the cash purchase option if the Employee holds the shares. The Policy does apply, however, to all sales of stock upon the exercise of a stock option, regardless of whether such sale is for the purpose of generating cash needed to pay the exercise price.

Approved 10b5-1 Plans. Trades in Securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on Trading on the basis of Material Nonpublic Information contained in this Policy. The Company requires that all Trading by Designated Persons occurs through 10b5-1 plans that comply with applicable law unless otherwise approved by the Chief Legal Officer or Chief Financial Officer.

Rule 10b5-l provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into, modified, suspended, or terminated when the person is not aware of any Material Nonpublic Information and may not be adopted during a blackout period. Once the plan is adopted, such person must not exercise any influence over the amount of Securities to be Traded, the price at which they are to be Traded or the date of the Trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Trades pursuant to a 10b5-1 plan may occur at any time, subject to a waiting period after adoption of the 10b5-1 plan during which time no transactions under the 10b5-1 plan can be made equal to the later of (i) 90 days following adoption or modification of a plan, or (ii) 2 business days after the disclosure of the company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal period in which the plan was adopted or modified (subject to a maximum waiting period of 120 days after adoption or modification); provided that if the individual adopting or modifying the 10b5-1 plan is not a director or officer, a shorter time period that complies with applicable law may be agreed to with the approval of the Chief Legal Officer and the Chief Financial Officer. Only one 10b5-1 plan may be in effect at a time for an individual.

The Company requires that all 10b5-1 plans, including any modifications or terminations, be approved in writing in advance by the Chief Legal Officer or the Chief Financial Officer of the Company. The Company expects that all 10b5-1 plans presented for adoption, modification, or termination comply with all applicable laws and reserves the right to request any changes it deems prudent prior to approval.

5.
Applicability of this Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s vendors and suppliers (“business partners”), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and the termination of employment, may result from Trading on inside information regarding the Company’s business partners. All Employees and Directors should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

6.
Post-Termination Transactions

This Policy continues to apply to transactions in Securities even after an Employee has terminated employment or a Director has ceased to be a director of the Company. If an Employee or Director is in possession of Material Nonpublic Information when his or her service terminates, such person may not Trade in Securities until that information has become public or is no longer Material. The pre-clearance procedures applicable to such individuals specified under the heading “Pre-Clearance” in Section 1 of this Policy, will cease to apply to transactions in Securities upon the expiration of any blackout period or other Company-imposed trading restrictions in force at the time of such individual’s termination of service.

Consequences

You should be aware that securities market surveillance techniques are very sophisticated and the chance that federal authorities or Nasdaq officials will detect and prosecute even apparently minor insider trading violations is a significant one. The Securities and Exchange Commission has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The consequences of an insider trading violation can be severe.

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Failure by any Employee to abide by this Policy, whether or not the Employee’s failure to comply results in a violation of law, will result in sanctions, which may include dismissal for cause.

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Any sanctions imposed upon or liabilities incurred by an Employee for insider trading will be the sole responsibility of the Employee. The Company will not cover or indemnify the Employee for these costs.
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Trading on Material Nonpublic Information is a crime subject to fines (no matter how small the profit of the Trade) of up to $5 million and jail terms of up to 20 years for individuals. In addition, the Securities and Exchange Commission may seek civil penalties of up to three times the profits made or losses avoided from insider trading. Inside traders must also disgorge any profits made, may be subject to civil liability to private plaintiffs and may be prohibited from serving as directors or officers of the Company or any other public company.
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The Company is also at risk under federal law and may be fined if the Company recklessly fails to take preventive steps to control insider trading.

Examples of Material Nonpublic Information

The following is a list of common types of information that might be considered Material Nonpublic Information (if it is not generally known or available to the public):

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Earnings information or other operating data for the Company or a company doing business with the Company, including revenue results, sales data, or other revenue projections
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A pending or potential merger, joint venture, acquisition, disposition, tender offer or other significant changes in assets by the Company or a company doing business with the Company
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Material legal actions filed or threatened against the Company or Material developments with respect to any such actions
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A Material change, either up or down, in the Company’s business, financial condition or operating results, or in the business, financial condition or operating results of a company doing business with the Company
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Significant personnel or operations changes or restructuring
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Significant related party transactions
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A change in management
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Pending or potential changes in dividend policy, or proposals for a stock split or the offering of additional Securities
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Establishment by the Company of a repurchase program for its Securities

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News about a major development, contract, lease or cancellation of an existing contract or lease
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Significant cybersecurity incidents
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Financial liquidity issues (e.g., impending bankruptcy or the existence of severe liquidity problems)
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Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ report
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Major financing transactions or bank borrowings out of the ordinary course
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Material write-offs
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Imposition of a ban on Trading in Securities or Securities of a business partner
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Anything that is likely to affect the market price of the Company’s Securities, either negatively or positively

Both positive and negative information can be Material. Because Trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the Materiality of particular information should be resolved in favor of Materiality, and Trading should be avoided. The above list is provided for informational purposes only and is not intended to be exhaustive.

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This Policy supersedes any previous policy of the Company concerning Securities Trading. In the event of any conflict or inconsistency between this Policy and other materials previously distributed by the Company, this Policy shall govern.

APPROVED by the Board on February 12, 2026.